EXHIBIT 10.1

                  AGREEMENT TO CONTRIBUTE ADDITIONAL CAPITAL

      This Agreement is entered into on this 19th day of December, 2000, by and among Fountain Colony Ventures, Inc., a Colorado corporation (hereinafter "Fountain Colony"), Green Medical Company, Ltd., a Japanese corporation (hereinafter "Green Medical") and Katumori Hayashi, an individual (hereinafter "Hayashi").

                               R E C I T A L S:

      A. On January 19, 2000, the parties entered into an Agreement and Plan of Reorganization pursuant to which Green Medical was to become a wholly-owned subsidiary of Fountain Colony. On January 27, 2000, the parties entered into an Amendment to Agreement and Plan of Reorganization ("First Amendment"). On February 29, 2000, the parties agreed to extend the closing deadline to on or before March 31, 2000. On March 23, 2000, the parties entered into a Second Amendment to Agreement and Plan of Reorganization ("Second Amendment").

      B. On April 6, 2000, a closing occurred pursuant to which Green Medical became a wholly owned subsidiary of Fountain Colony.

      C. The Second Amendment contemplated that certain events would occur prior to the April 6, 2000 closing. Hayashi was to make a capital contribution to Green Medical prior to closing for the purpose of enabling Green Medical pay certain taxes. The capital contribution was not made prior to closing. The parties desire to enter into this Agreement for the purpose of describing how the capital contribution to Green Medical will be made by Hayashi.

      NOW, THEREFORE, in consideration of the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                              A G R E E M E N T:

      1. Additional Capital Contribution to be Made by Hayashi. Section 1(a) of the Second Amendment states that the "accrued taxes and penalties payable" described on the June 30, 1999 audited balance sheet of Green Medical as a U.S. $2,187,538 liability, and referred to in Note 8 of the financial statements, had been paid through a contribution of capital to Green Medical made by Hayashi. Although Green Medical made payments to the Japanese tax authority towards satisfying that tax liability prior to the April 6, 2000 closing, those payments had not been funded through a contribution of capital to Green Medical by Hayashi.

      Additional negotiations with the Japanese tax authority resulted in the liability for taxes, interest and penalty being reduced from U.S.$2,187,538 to U.S.$1,957,570. The parties agree that Mr. Hayashi's obligation to contribute additional capital was also reduced to U.S.$1,957,570.

      Hayashi hereby agrees to contribute to Green Medical the sum of 206,550,000 Yen (which is equivalent to slightly more than U.S.$1,957,570 Dollars based on the exchange rate of 105.5 Yen per U.S. Dollar existing on June 30, 2000) in order to satisfy this capital contribution obligation. The capital contribution shall be accomplished in the following manner:

            (a) Hayashi shall purchase 4,131 additional shares of Green Medical stock for the purchase price of 50,000 Yen per share according to the following schedule;

                  (i) 600 shares will be purchased for 30,000,000 Yen on or before December 31, 2000;

                  (ii) 2,400 shares will be purchased for 120,000,000 Yen on or before March 31, 2001;

                  (iii) 1,131 shares will be purchased for 56,550,000 Yen
            on or before June 30, 2001;

            (b) Each time additional shares of Green Medical stock are issued to Hayashi, Hayashi shall then immediately transfer all of the shares directly to Fountain Colony, without any additional consideration being paid by Fountain Colony or Green Medical to Hayashi, in order that Green Medical shall continue to be a wholly owned subsidiary corporation of Fountain Colony.

This shall continue until the additional stock purchases or capital contribution payments made by Hayashi to Green Medical are equal to 206,550,000 Yen. All payments shall be made and the full capital contribution shall be completed not later than June 30, 2001. Green Medical shall amend its articles of incorporation to authorize a sufficient number of shares to allow Hayashi to complete the stock purchases.

      2. Fountain Colony Stock Pledged as Collateral. Hayashi has pledged a total of Two Million (2,000,000) shares of Fountain

Colony common stock owned by him as collateral for the obligation described in section 1 above. Shares of Hayashi's Fountain Colony common stock shall be released to Hayashi from the Pledge Agreement for the purpose of allowing Hayashi the opportunity to sell the shares, provided that the net proceeds of the stock sales are used to make payments to satisfy the obligation described above in section 1. If Hayashi uses other funds (not generated from the sale of pledged shares) to make the payments required in Section 1, then the pledged shares will be released to Hayashi on a proportionate basis as the payments are made.

      This Agreement is entered into as of the date and year first above written.

                              FOUNTAIN COLONY VENTURES, INC.


                              By /s/ Katumori Hayashi

                                Katumori Hayashi, President and C.E.O.


                              GREEN MEDICAL COMPANY, LTD.


                              By /s/ Katumori Hayashi

                                Katumori Hayashi, President and C.E.O.



                                   /s/ Katumori Hayashi

                                   Katumori Hayashi